UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2008
NiSource Inc.
(Exact name of registrant as specified in its charter)
Commission file number 001-16189

Delaware	35-2108964

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

801 East 86th Avenue
Merrillville, Indiana	46410

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (877) 647-5990
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On September 23, 2008, NiSource Finance Corp., a wholly-owned subsidiary of NiSource Inc. (the “Company”) entered into a new $500 million Revolving Credit Agreement (the “Revolving Credit Agreement”) with a syndicate of seven banks. Barclays Capital served as Sole Lead Arranger and Sole Book Runner. The Credit Agreement provides for revolving loan advances in amounts not to exceed an aggregate of $500 million outstanding at any one time. The Company is a Guarantor under the Agreement. The purpose of the new credit facility is to provide an additional line of credit to accommodate the Company’s seasonal cash flow requirements, including the impact of increased natural gas prices, as well as for general corporate purposes. A copy of the Revolving Credit Agreement is attached to this Current Report as Exhibit 10.1.
The Revolving Credit Agreement is effective until March 23, 2009. Pricing under the new facility will vary based upon LIBOR market rates, in combination with the 30-day average of the Company’s 5-year credit default swap rate, as provided by Barclays Bank PLC. Current market rates would result in pricing under the facility at 5.25%. The Revolving Credit Agreement includes one financial covenant, a Maximum Debt-to-Capitalization covenant, set at 70%, and various other covenants that are standard for similar credit agreements. Failure to meet the covenants beyond applicable grace periods and certain other events, including the occurrence of a Change of Control (as defined in the Revolving Credit Agreement), could result in acceleration of due dates of any borrowings and/or termination of the Revolving Credit Agreement. The Revolving Credit Agreement also contains certain standard representations and warranties that must be made and certain other conditions that must be met for NiSource Finance Corp to borrow under the agreement.
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION
The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit
Number	Description

10.1	$500 Million Revolving Credit Agreement, dated September 23, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc. (Registrant)
Date: September 25, 2008	By:	/s/ Jeffrey W. Grossman
Jeffrey W. Grossman
Vice President and Controller

Exhibit
Number	Description

10.1	$500 Million Revolving Credit Agreement, dated September 23, 2008